EXHIBIT 23a

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-33098 and 333-55656) and Form S-8 (Nos. 33-10169, 33-26726, 33-38362, 33-44663, 333-44364, 333-59692 and 333-59696) of Cleco Corporation of our report dated January 28, 2003, relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K.  We also consent to the incorporation by reference of our report dated January 28, 2003 relating to the financial statement schedules, which appears in this Form 10-K.

PricewaterhouseCoopers LLP
New Orleans, Louisiana
March 17, 2003